Exhibit 99.1

August 7, 2003

Mr. Martin E. Tash

Chairman of the Board

Gradco Systems Inc.

7887 Dunvagen Court

Boca Raton, FL 33496

Dear Marty,

As we discussed, unfortunately I must resign my position as a Director of Gradco Systems Inc.  Over the last several years the business demands on my time and energy have become intense.  In addition, as a matter of corporate policy we have virtually eliminated all executive involvement with companies outside of the NEC family.

During my ten-year tenure I have respected and admired your leadership, tenacity and dedication in guiding Gradco through some very difficult times.  I wish you and the management team success in all of your endeavors and hope that we have the opportunity to collaborate again at a future time.

Sincerely,

/s/ Thomas J. Burger
Thomas J. Burger